Exhibit 2.1

AMENDMENT NO. 1

HeartFlow Holding, Inc.

Amended and RESTATED BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of September 30, 2021, amends that certain Business Combination Agreement (the “Agreement”) by and among Heartflow Holding Inc., a Delaware Corporation (the “Company”), Longview Acquisition Corp. II, a Delaware corporation (“Longview”), and HF Halo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), dated as of July 15, 2021.

WHEREAS, the parties to this Amendment desire to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, this Amendment has been approved by (i) the Company in accordance with Section 9.3 of the Agreement and (ii) Longview in accordance with Section 9.3 of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Definitions; Section References. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement. All section references in this Amendment refer to sections of the Agreement, unless expressly stated otherwise.

2.      Amendments.

(a)           Section 1.1 of the Agreement shall be amended by inserting the following definition in proper alphabetical order:

““NASDAQ” means The Nasdaq Stock Market LLC.”

(b)           All instances of or references to NYSE in Sections 4.3(a), 5.12, 5.17(b) and 7.2(e) of the Agreement shall be replaced with references to NASDAQ.

(c)           All instances of or references to NYSE in Section 5.7 of the Agreement shall be replaced with references to NYSE or NASDAQ.

3.      Miscellaneous.

(a)           Except as expressly amended by Section 2 of this Amendment, all terms and conditions of the Agreement remain in full force and effect. Whenever the Agreement is referred to in the Agreement or in any other agreements, documents or instruments, such reference shall be to the Agreement as amended by this Amendment.

(b)           This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

(c)           This Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

(d)           The provisions of Sections 9.5, 9.15 and 9.16 of the Agreement are hereby incorporated by reference in and made applicable to this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date and year first above written.

LONGVIEW ACQUISITION CORP. II

By:	/s/ John Rodin
Name:	John Rodin
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to

Business Combination Agreement of Heartflow Holding Inc.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date and year first above written.

HEARTFLOW HOLDING, INC.

By:	/s/ John H. Stevens
Name: John H. Stevens, M.D.
Title: President & Chief Executive Officer

[Signature Page to Amendment No. 1 to

Business Combination Agreement of Heartflow Holding Inc.]